EXHIBIT 99.1

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First Financial Bancorp Completes
Balance Sheet Restructuring
· Improves net interest income and net interest margin
HAMILTON, Ohio, February 23, 2006 – First Financial Bancorp (Nasdaq Symbol: “FFBC”) has successfully completed its balance sheet restructuring that was previously announced in a press release dated February 1, 2006.
First Financial sold $179 million in securities and reduced its borrowings from the Federal Home Loan Banks by $184 million. The weighted average yields on the portfolios were 3.36 percent and 5.45 percent respectively. First Financial recognized a loss on the sale of securities of $498,000 or $0.01 per share and penalties associated with the prepayment of the borrowings of $4.3 million or $0.07 per share in February of 2006. The resulting investment portfolio yield increased from 4.36 percent to 5.00 percent and the Federal Home Loan Bank borrowings portfolio cost decreased from 4.68 percent to 3.44 percent.
First Financial had previously identified up to $200 million in investment securities that would be considered for sale as of December 31, 2005, and recognized associated impairment losses of $6.5 million in the fourth quarter of 2005. Due to maturities and prepayments since December 31, 2005, First Financial sold $179 million of these previously identified securities and recognized an additional loss of $498,000 on the sale due to the movement in market interest rates since the previous impairment evaluation date.
The completion of this strategy creates an estimated $3.8 million in annualized net interest income or $0.06 per share and an estimated 33 basis-point improvement in net interest margin.
A $3.7 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp has two lines of business. The banking line of business is First Financial Bank, N.A. with a total of 105 banking centers in Ohio, Michigan, Kentucky, and Indiana. The bank operates in different markets under the First Financial Bank, Community First Bank & Trust, and Sand Ridge Bank names. The holding company’ s wealth-management line of business includes First Financial Capital Advisors LLC and

First Financial Insurance. Additional information about the company is available on First Financial Bancorp’s web site at www.ffbc-oh.com.
This release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, the ability of the company to implement its business plan and retain qualified personnel, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to First Financial’s 2004 Form 10-K and other company filings with the SEC.
First Financial Bancorp
300 High Street
Hamilton, OH 45011
Media Contact: Cheryl R. Lipp
(513) 603-3457
cheryl.lipp@comfirst.com
Analyst Contact: J. Franklin Hall
(513) 867-4954
frank.hall@ffbc-oh.com